Exhibit 99.2

Non-GAAP to GAAP Reconciliation

          In March 2010, the Company announced a new strategic plan, which includes a series of operating initiatives and long-term financial objectives. We consider the following financial objectives in assessing our performance pursuant to the strategic plan:

▪	Sales of $6 billion
▪	Sales per gross square foot of $400
▪	EBIT margin of 8 percent
▪	Net income margin of 5 percent
▪	Return on Invested Capital of 10 percent

          In the following tables, the Company has presented certain financial measures and ratios identified as non-GAAP. The Company believes this non-GAAP information is a useful measure to investors because it allows for a more direct comparison of the Company’s performance for 2010 as compared with 2009 and is useful in assessing the Company’s progress in achieving its long-term financial objectives noted above. The following represents a reconciliation of the non-GAAP measures:

	2010	2009

	(in millions)
Pre-tax income:
Income (loss) from continuing operations before income taxes – Reported	$257	$73
Pre-tax amounts excluded from GAAP
Impairment of goodwill and other intangible assets	10	—
Impairment of assets	—	36
Reorganization costs	—	5
Store closing program	—	—
Money market impairment	—	—
Northern Group note impairment	—	—

Impairment and other charges	10	41
Inventory reserve – recorded within cost of sales	—	14
Money market realized gain – recorded within other income	(2)	—

Total pre-tax amounts excluded	$8	$55

Income (loss) from continuing operations before income taxes – Adjusted	$265	$128

Calculation of EBIT:
Income (loss) from continuing operations before income taxes – Reported	$257	$73
Interest expense, net	9	10

EBIT	$266	$83

EBIT margin %	5.3%	1.7%

Income (loss) from continuing operations before income taxes – Adjusted	$265	$128
Interest expense, net	9	10

Adjusted EBIT	$274	$138

Adjusted EBIT margin %	5.4%	2.8%

Reconciliation of the non-GAAP measures, continued:

	2010	2009

	(in millions, except per share amounts)
After-tax income:
Income (loss) from continuing operations – Reported	$169	$47
After-tax amounts excluded	4	34
Canadian tax rate changes excluded	—	4

Income (loss) from continuing operations after-tax – Adjusted	$173	$85

Net income margin %	3.3%	1.0%
Adjusted Net income margin %	3.4%	1.8%

Diluted earnings per share:
Income (loss) from continuing operations -Reported	$1.07	$0.30
Impairment and other charges	0.04	0.16
Inventory reserve	—	0.06
Money-market realized gain	(0.01)	—
Canadian tax rate changes	—	0.02

Income from continuing operations - Adjusted	$1.10	$0.54

          When assessing Return on Invested Capital (“ROIC”), the Company adjusts its results to reflect its operating leases as if they qualified for capital lease treatment. Operating leases are the primary financing vehicle used to fund store expansion and, therefore, we believe that the presentation of these leases as capital leases is appropriate. Accordingly, the asset base and net income amounts in the calculation of ROIC are adjusted to reflect this. ROIC, subject to certain adjustments, is also used as a measure in executive long-term incentive compensation. The closest GAAP measure is Return on Assets (“ROA”) and is also represented below. ROA increased to 5.9 percent as compared with 1.7 percent in the prior year reflecting the Company’s overall strong performance in 2010.

	2010	2009

ROA (1)	5.9%	1.7%
ROIC %(2)	8.3%	5.3%

(1)	Represents income (loss) from continuing operations of $169 million and $47 million divided by average total assets of $2,856 million and $2,847 million for 2010 and 2009, respectively.

(2)	See below for the calculation of ROIC.

	2010	2009

	(in millions)
Adjusted EBIT	$274	$138
+ Rent expense less depreciation on capitalized operating leases (3)	156	156
- Adjusted income tax expense (3)	(153)	(104)

= Adjusted return after taxes	$277	$190

Average total assets	$2,856	$2,847
- Average cash, cash equivalents and short-term investments	(642)	(499)
- Average non-interest bearing current liabilities	(461)	(425)
- Average merchandise inventories	(1,048)	(1,079)
+ Average estimated asset base of capitalized operating leases (3)	1,443	1,500
+ 13-month average merchandise inventories	1,177	1,268

= Average invested capital	$3,325	$3,612

ROIC %	8.3%	5.3%

(3)

The determination of the capitalized assets and the adjustments to income have been calculated on a lease-by-lease basis and have been consistently calculated in each of the years presented above. The adjusted income tax expense represents the tax on adjusted pre-tax return.